Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-272231 on Form N-2 of our report dated May 26, 2026, relating to the financial statements and financial highlights of Apollo S3 Private Markets Fund appearing in Form N-CSR of Apollo S3 Private Markets Fund for the year ended March 31, 2026, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

July 28, 2026